CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our report dated June 29, 2020 on the financial statements and financial highlights of WCM Sustainable Developing World Fund (formerly, WCM Focused ESG Emerging Markets Fund) and WCM Sustainable International Fund (formerly, WCM Focused ESG International Fund), each a series of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2020 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectus and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 25, 2021